                                                                      EXHIBIT 11



                                FIBERMARK, INC.

                        STATEMENT REGARDING COMPUTATION
                           OF NET EARNINGS PER SHARE
                                  (Unaudited)



Exhibit 11 - Statement regarding computation of per share earnings attached to and made part of Part II of Form 10-Q for the six-month period ended June 30, 1997 and 1996.

                                               June 30, 1997       June 30, 1996
                                               -------------       -------------
      Weighted average number of
      shares issued and outstanding                6,258,825           6,051,000